EXHIBIT 11

ALEXANDER & BALDWIN, INC.
COMPUTATION OF EARNINGS PER SHARE
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1995 AND 1994
(In thousands, except per share amounts)
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                                                               Three Months Ended            Six Months Ended
                                                                     June 30                       June 30
                                                                1995          1994            1995         1994
                                                               -------      -------         -------      -------
Primary Earnings Per Share (a)

   Net income from continuing operations                        $3,540      $18,266          $9,494      $33,227
   Net income from discontinued operations                      19,936        2,668          22,542        4,618
                                                               -------      -------         -------      -------
   Net income                                                  $23,476      $20,934         $32,036      $37,845

   Average number of shares outstanding                         45,513       46,091          45,578       46,199
   Primary earnings per share from
            continuing operations                                 0.08         0.39            0.21         0.72
   Primary earnings per share from
            discontinued operations                               0.43         0.06            0.49         0.10
                                                               -------      -------         -------      -------
   Primary earnings per share                                    $0.51        $0.45           $0.70        $0.82
                                                               =======      =======         =======      =======

Fully Diluted Earnings Per Share

   Net income from continuing operations                        $3,540      $18,266          $9,494      $33,227
   Net income from discontinued operations                      19,936        2,668          22,542        4,618
                                                               -------      -------         -------      -------
   Net income                                                  $23,476      $20,934         $32,036      $37,845
   Average number of shares outstanding                         45,513       46,091          45,578       46,199
   Effect of assumed exercise of
       outstanding stock options                                     9           61               9           95
                                                               -------      -------         -------      -------
   Average number of shares outstanding
       after assumed exercise of
       outstanding stock options                                45,522       46,152          45,587       46,294
                                                               =======      =======         =======      =======
   Fully diluted earnings per share from
            continuing operations                                 0.08         0.39            0.21         0.72
   Fully diluted earnings per share from
            discontinued operations                               0.43         0.06            0.49         0.10
                                                               -------      -------         -------      -------
   Fully diluted earnings per share                              $0.51        $0.45           $0.70        $0.82
                                                               =======      =======         =======      =======

(a)The computations of primary earnings per share do not include the effects of assumed exercises of employee stock options because such effects were immaterial for both years.


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